Exhibit 99.1

BIOCRYST PROVIDES CORPORATE UPDATE AND REPORTS SECOND QUARTER

2012 FINANCIAL RESULTS

Hepatitis C and hereditary angioedema programs advancing into clinical trials

Research Triangle Park, North Carolina – August 2, 2012 – BioCryst Pharmaceuticals, Inc. (NASDAQ:BCRX) today announced financial results for the second quarter and six months ended June 30, 2012.

“Following the completion of the preclinical safety studies of both BCX5191 for hepatitis C and BCX4161 for hereditary angioedema, we are now taking the final steps to move these promising programs into the clinic before the end of this year,” said Jon P. Stonehouse, President & Chief Executive Officer of BioCryst. “Furthermore, we are extremely pleased with the favorable ulodesine gout safety and efficacy profile, confirmed by over 115 patient-years of drug exposure in our recently announced 52-week results. This robust data substantially reduces the risk associated with ulodesine’s Phase 3 development and will enhance its appeal to potential development partners.”

Second Quarter Financial Results

For the three months ended June 30, 2012, revenues increased to $4.2 million from $3.7 million in last year’s quarter as a result of an increase in collaboration revenue from the Biomedical Advanced Research and Development Authority/Department of Health and Human Services (BARDA/HHS) under the contract for the continued development of peramivir.

Research and development (R&D) expenses for the second quarter decreased to $12.8 million from $14.4 million in the second quarter of 2011. In the recent quarter, lower development costs associated with the ulodesine (BCX4208) program were partially offset by higher development costs associated with the BCX5191 and BCX4161 preclinical programs.

General and administrative (G&A) expenses for the second quarter decreased to $1.6 million compared to $3.5 million in the second quarter of 2011, primarily due to reductions in administrative expenses during 2012.

Interest expense related to the non-recourse notes was $1.2 million in the second quarter of 2012, in-line with last year’s quarter. In addition, a $1.0 million mark-to-market loss on the foreign currency hedge was recognized in the second quarter of 2012, similar to the loss of $1.0 million in the second quarter of 2011. The hedge losses resulted from changes in the U.S.

dollar/Japanese yen exchange rate related to the foreign currency hedge agreement entered into in conjunction with the RAPIACTA® royalty monetization transaction.

The net loss for the second quarter 2012 was $12.3 million, or $0.25 per share, compared to a net loss of $16.3 million, or $0.36 per share, for the second quarter 2011.

Cash and investments totaled $53.5 million at June 30, 2012, and $57.7 million at December 31, 2011. Net operating cash use for the second quarter of 2012 was $8.1 million, and excludes $3.7 million in proceeds from sales of common stock through the Company’s at-the-market offering (ATM) during the quarter, $1.6 million in royalties received during the quarter from RAPIACTA® sales designated for interest on the non-recourse notes, as well as collateral payments under the foreign currency hedge agreement. Net operating cash use for the first six months of 2012 was $20.1 million.

Year to Date Financial Results

For the six months ended June 30, 2012, total revenues increased to $16.4 million from $9.2 million in the first half of 2011. The increase was primarily due to the recognition of $7.8 million of previously deferred forodesine-related revenue during the first quarter 2012, resulting from the restructuring of the license agreement between BioCryst and Mundipharma.

R&D expenses increased modestly to $28.3 million for the first half of 2012 from $27.9 million in the same period of 2011. Expenses for 2012 included the recognition of $1.9 million of previously deferred expenses associated with forodesine and the Mundipharma agreement. Excluding these non-cash forodesine expenses, lower 2012 development costs related to ulodesine substantially offset higher 2012 costs associated with the BCX5191, BCX4161 and peramivir development programs, as compared to levels in the first half of 2011.

G&A expenses decreased significantly to $3.3 million for the six months ended June 30, 2012 from $7.0 million for the six months ended June 30, 2011, due to the 2011 relocation of BioCryst’s corporate headquarters and to lower third party professional expenses during 2012 associated with the realization of cost containment measures.

The net loss for the six months ended June 30, 2012 decreased to $18.3 million, or $0.38 per share, compared to a net loss of $29.3 million, or $0.65 per share for the same period last year.

Clinical Development Update & Outlook

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In July, the Company completed IND-enabling nonclinical safety studies of BCX5191 for hepatitis C and BCX4161 for hereditary angioedema. The Company is completing Phase 1 planning for both programs, which remain on track for the initiation of first-in-human trials before the end of the 2012. The main success factors for the BCX5191 Phase 1 trial will be to confirm that low doses can be administered safely and deliver activity against the hepatitis C virus. The main success factors for the BCX4161 Phase 1 trial will be to demonstrate safety, adequate drug exposure via oral administration and pharmacodynamic effect on kallikrein inhibition.

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Also in July, BioCryst reported favorable 52-week results from the extension phase of its randomized Phase 2b trial of ulodesine added to allopurinol in patients with gout who had failed to reach the serum uric acid (sUA) therapeutic goal of <6 mg/dL on allopurinol alone, as well as positive Phase 2 safety results in patients with mild- to moderate-renal impairment. The results of the safety extension confirm that ulodesine was generally safe and well-tolerated. In addition, the Company has also initiated the Scientific Advice Process with the European Medicines Agency and expects feedback in the third quarter of 2012.

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BioCryst continues to enroll patients in the ongoing Phase 3 efficacy clinical trial of the influenza antiviral i.v. peramivir. The Company plans to provide an update following the planned interim analysis, which is expected after the conclusion of the 2012 Southern Hemisphere flu season.

Financial Outlook for 2012

Based upon current trends and assumptions, as well as the Company’s planned operations, BioCryst expects net operating cash use to be in the range of $37 to $43 million, reflecting an increase of $5 million from previous projections, and its total operating expenses to be in the range of $57 to $69 million, unchanged from previous projections. The $5 million increase in the Company’s operating cash forecast is due primarily to an anticipated increase in R&D investment for the development of the hepatitis C program, as well as a lower net margin contribution related to peramivir development under the BARDA/HHS advanced development contract. BioCryst’s 2012 financial results will be heavily dependent on peramivir-related operating expenses, which are largely a function of the rate of enrollment in the Company’s ongoing Phase 3 clinical trial, which in turn is dependent on the prevalence and severity of influenza in those geographies where BioCryst has clinical sites.

Conference Call and Webcast

BioCryst’s leadership team will host a conference call and webcast on Thursday, August 2, 2012 at 11:00 a.m. Eastern Time to discuss these financial results and recent corporate developments. To participate in the conference call, please dial 1-877-303-8027 (United States) or 1-760-536-5165 (International). No passcode is needed for the call. The webcast can be accessed by logging onto www.BioCryst.com. Please connect to the website at least 15 minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in infectious and inflammatory diseases. BioCryst currently has two late-stage development programs: peramivir, a viral neuraminidase inhibitor for the treatment of influenza, and ulodesine (BCX4208), a purine nucleoside phosphorylase (PNP) inhibitor for the treatment of gout. In addition, BioCryst is advancing two preclinical programs towards IND filings: BCX5191, a nucleoside analog inhibitor of HCV RNA polymerase (NS5B)

for hepatitis C, and BCX4161, an oral inhibitor of plasma kallikrein for hereditary angioedema. Utilizing state-of-the-art structure-guided drug design and crystallography, BioCryst continues to discover innovative compounds with the goal of addressing unmet medical needs of patients and physicians. For more information, please visit the Company’s website at www.BioCryst.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: that there can be no assurance that our compounds will prove effective in clinical trials; that development and commercialization of our compounds may not be successful; that BARDA/HHS may further condition, reduce or eliminate future funding of the peramivir program; that we or our licensees may not be able to enroll the required number of subjects in planned clinical trials of our product candidates and that such clinical trials may not be successfully completed; that BioCryst or its licensees may not commence as expected additional human clinical trials with our product candidates; that our product candidates may not receive required regulatory clearances from the FDA; that ongoing and future preclinical and clinical development may not have positive results; that we or our licensees may not be able to continue future development of our current and future development programs; that our development programs may never result in future product, license or royalty payments being received by BioCryst; that BioCryst may not be able to retain its current pharmaceutical and biotechnology partners for further development of its product candidates or it may not reach favorable agreements with potential pharmaceutical and biotechnology partners for further development of its product candidates; that our actual cash burn rate may not be consistent with our expectations; that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in our projections and forward-looking statements.

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BCRXW

CONTACT:	Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910 (Investors)
Catherine Kyroulis, WCG, +1-212-301-7174 (Media)

BIOCRYST PHARMACEUTICALS, INC.

CONSOLIDATED FINANCIAL SUMMARY

(in thousands, except per share)

Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Collaborative and other research and development	$4,210	$3,735	$16,431	$9,170

Total revenues	4,210	3,735	16,431	9,170

Expenses:
Research and development	12,777	14,442	28,302	27,941
General and administrative	1,609	3,536	3,306	6,971

Total expenses	14,386	17,978	31,608	34,912

Loss from operations	(10,176)	(14,243)	(15,177)	(25,742)

Interest and other income	57	136	128	239
Interest expense	(1,160)	(1,166)	(2,320)	(1,455)
Loss on foreign currency derivative	(997)	(998)	(959)	(2,340)

Net loss	$(12,276)	$(16,271)	$(18,328)	$(29,298)

Basic and diluted net loss per common share	$(0.25)	$(0.36)	$(0.38)	$(0.65)

Weighted average shares outstanding	49,218	45,111	48,161	45,063

Note: Legal patent costs are now classified as Research and Development expense, whereas previously, they were classified as General and Administrative expense.

Balance Sheet Data

	June 30, 2012	December 31, 2011
	(Unaudited)	(Note 1)
Cash, cash equivalents and investments	$51,233	$57,100
Restricted cash	2,230	625
Receivables from collaborations	5,084	5,831
Total assets	76,236	82,208
Non-recourse notes payable	30,000	30,000
Accumulated deficit	(371,848)	(353,520)
Stockholders’ equity	15,659	14,806

Note 1: Derived from audited financial statements.